As filed with the Securities and Exchange Commission on September 20, 2024

Registration No. 333-229327

Registration No. 333-236953

Registration No. 333-253597

Registration No. 333-262989

Registration No. 333-270001

Registration No. 333-277422

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-229327

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-236953

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-253597

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-262989

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-270001

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-277422

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

VAPOTHERM, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	46-2259298 (I.R.S. Employer Identification No.)

100 Domain Drive, Exeter, New Hampshire (Address of Principal Executive Offices)	03833 (Zip Code)

Vapotherm, Inc. 2005 Stock Incentive Plan, as amended

Vapotherm, Inc. 2015 Stock Incentive Plan

Vapotherm, Inc. 2018 Employee Stock Purchase Plan

Vapotherm, Inc. Amended and Restated 2018 Equity Incentive Plan

(Full title of the plan)

James A. Lightman

Senior Vice President and General Counsel

Vapotherm, Inc.

100 Domain Drive

Exeter, NH 03833

(Name and address of agent for service)

(603) 658-0011

(Telephone number, including area code, of agent for service)

Copies requested to:

Amy E. Culbert, Esq.

Fox Rothschild LLP

City Center

33 South Sixth Street, Suite 3600

Minneapolis, Minnesota 55402-3601

(612) 607-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment relates to the deregistration of all shares of common stock, par value $0.001 per share (the “Common Stock”), of Vapotherm, Inc. (the “Registrant”) remaining unsold or otherwise unissued under the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) filed by the Registrant with the Securities and Exchange Commission (the “SEC”):

1.

Registration Statement on Form S-8 (Reg. No. 333-229327) filed with the SEC on January 22, 2019 pertaining to the registration of (i) 20,210 shares of Common Stock available for issuance under the Vapotherm, Inc. 2005 Stock Incentive Plan, as amended, (ii) 75,414 shares of Common Stock available for issuance under the Vapotherm, Inc. 2015 Stock Incentive Plan, (iii) 42,490 shares of Common Stock available for issuance under the Vapotherm, Inc. 2018 Employee Stock Purchase Plan (the “ESPP”) and (iv) 211,573 shares of Common Stock available for issuance under the Vapotherm, Inc. 2018 Equity Incentive Plan (as amended and restated, the “2018 Plan”);

2.

Registration Statement on Form S-8 (Reg. No. 333-236953) filed with the SEC on March 6, 2020 pertaining to the registration of (i) 26,064 additional shares of Common Stock available for issuance under the ESPP and (ii) 104,257 additional shares of Common Stock available for issuance under the 2018 Plan;

3.

Registration Statement on Form S-8 (Reg. No. 333-253597) filed with the SEC on February 26, 2021 pertaining to the registration of (i) 32,284 additional shares of Common Stock available for issuance under the ESPP and (ii) 129,137 additional shares of Common Stock available for issuance under the 2018 Plan;

4.

Registration Statement on Form S-8 (Reg. No. 333-262989) filed with the SEC on February 24, 2022 pertaining to the registration of (i) 32,657 additional shares of Common Stock available for issuance under the ESPP and (ii) 130,631 additional shares of Common Stock available for issuance under the 2018 Plan;

5.

Registration Statement on Form S-8 (Reg. No. 333-270001) filed with the SEC on February 24, 2023 pertaining to the registration of (i) 35,580 additional shares of Common Stock available for issuance under the ESPP and (ii) 142,323 additional shares of Common Stock available for issuance under the 2018 Plan; and

6.

Registration Statement on Form S-8 (Reg. No. 333-277422) filed with the SEC on February 27, 2024 pertaining to the registration of (i) 61,658 additional shares of Common Stock available for issuance under the ESPP and (ii) 656,632 additional shares of Common Stock available for issuance under the 2018 Plan.

All shares have been adjusted to reflect the one-for-eight reverse stock split effective August 18, 2023.

On September 20, 2024, pursuant to the Agreement and Plan of Merger dated as of June 17, 2024 (the “Merger Agreement”) among Veronica Holdings, LLC, a Delaware limited liability company (“Topco”), Veronica Intermediate Holdings, LLC, a Delaware limited liability company and wholly owned subsidiary of Topco (“Parent”), Veronica Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and the Registrant, Merger Sub merged with and into the Registrant (the “Merger”), and as a result of the Merger, the separate corporate existence of Merger Sub ceased, and the Registrant continued as the surviving corporation of the Merger and as a wholly owned subsidiary of Parent.

As a result of the Merger and the related transactions contemplated by the Merger Agreement, the Registrant has terminated any and all offerings of the Registrant’s securities pursuant to the Registration Statements. In accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance that remain unsold at the termination of the offering, the Registrant hereby removes from registration all such securities of the Registrant registered but unsold or otherwise unissued under the Registration Statements, if any, as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Exeter, State of New Hampshire, on September 20, 2024.

VAPOTHERM, INC.

By:	/s/ Joseph Army
Joseph Army
President and Chief Executive Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statements on Form S-8 in reliance upon Rule 478 under the Securities Act of 1933, as amended.